Amendment No. 3 to Distribution Agreement

This Amendment (this “Amendment”), dated January 20, 2014, to the Distribution Agreement (the “Agreement”), dated November 1, 2011, as amended, between Centre Funds, formerly known was Drexel Hamilton Mutual Funds (the “Trust”), and ALPS Distributors, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS wish to amend the Agreement whereby the List of Portfolios (Appendix A) is modified to account for a new series of the Trust; and

WHEREAS, the Trust has changed its name from Drexel Hamilton Mutual Funds to Centre Funds.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto.
2.	All references to “Drexel Hamilton Mutual Funds” in the Agreement are hereby changed to “Centre Funds.”

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

CENTRE FUNDS		ALPS DISTRIBUTORS, INC.

By:	/s/ James A. Abate	By:	/s/ Thomas A. Carter
James A. Abate		Thomas A. Carter
President		President

APPENDIX A

LIST OF PORTFOLIOS

January 20, 2014

Centre American Select Equity Fund

Centre Global Select Equity Fund

Centre Multi-Asset Real Return Fund

Centre Active U.S. Treasury Fund